Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES THIRD QUARTER 2020 RESULTS

November 3, 2020 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today reported financial and operational results for the three and nine months ended September 30, 2020.

Third Quarter 2020 Financial Highlights

•Third quarter net loss of $27.8 million, a 19% improvement compared to the prior quarter.
•Third quarter revenue of $84.4 million with strong performance in the Tubulars segment partially offsetting declines in the Tubular Running Services segment related to drilling activity declines quarter over quarter.
•Adjusted EBITDA of ($1.0) million improving from the prior quarter reflecting incremental margin improvement predominately driven by continued realization of cost reduction measures.
•Third quarter cash flows from operating activities of $21.2 million and free cash flow generation of $15.7 million driven by continued cost reductions, tax refunds and working capital improvements.
•Year over year cost reductions expected to exceed 25% of total cost base and reflect savings of approximately $60 million of indirect and SG&A support costs.
•Repeat winner of 2020 World Oil Award for Health, Safety, Environmental/Sustainable Development Offshore Award for its SKYHOOK® Wireless Cement Line Make Up Device, with an additional two tools finalists in award categories.

“Our third quarter results continued to reflect the effects of the historic industry downturn created by the Covid-19 pandemic this year. Despite the unprecedented and historic customer spending reductions, this quarter’s performance demonstrated our ability to operate more efficiently while delivering high quality solutions to our customers. Our revenue was resilient in the quarter benefiting from strong results in our Tubulars segment that partially offset the effect of drilling activity declines on our Tubular Running Services segment. From a cost perspective, we continued to focus on things within our control, and our cost reduction efforts enabled us to improve adjusted EBITDA despite challenging market conditions. Our efforts to permanently realign the support cost structure of our business are continuing to take hold. The actions we have taken this year, while difficult, have reduced our indirect cost structure by more than $50 million permanently,” said Michael Kearney, the Company’s Chairman, President and Chief Executive Officer.

“We also believe there will be more savings to harvest in 2021 as we implement our new enterprise resource planning (“ERP”) information system, and we will continue to be laser focused on further improving our already strong balance sheet. Our cost control efforts, operational efficiency, capital expenditure controls, and working capital improvements all contributed to another quarter of strong free cash flow generation.”

Mr. Kearney continued, “As we turn our attention to the fourth quarter, we continue to see an improving revenue backdrop from the current depressed levels. We expect near-term activity levels to be driven by the return of rigs to the marketplace, the start-up of previously delayed work, and the commencement of certain projects scheduled to begin during the fourth quarter. We see these trends continuing into 2021 and believe next year will provide for stronger overall financial results.

“On the technology front, the Frank’s International SKYHOOK® Wireless Cement Line Make Up Device was recently named the winner of the 2020 World Oil Awards in the category of “Best Health, Safety,

Environment/Sustainable Development – Offshore.” This tool eliminates the need for hands-on intervention of cementing line make-ups high in the derrick, which increases efficiency and eliminates the dangerous potential for falls and dropped objects. In addition to this achievement, Frank’s had two additional technologies, the iCAM® Connection Analyzed Make-up System, and the BRUTE-FORCETM System, also honored as award finalists.

“Frank’s continues to generate value for our customers by offering technological solutions that safely reduce the time to drill, case, cement and complete wells. As a recent example, Frank’s deployed 1000-Ton Drilling Slips on behalf of a major operator in the Caribbean. These Drilling Slips feature a unique design that enables tripping and drilling at optimal speeds, increased reliability under high current and rig heave conditions, and resistance to slip crush. The operator noted a decrease in drill pipe connection times leading to overall program time and cost savings, as well as a reduction of red zone personnel, as a direct result of incorporating this technology.

“These awards and nominations demonstrate our commitment to safety and efficiency by bringing innovative tools to the marketplace for our customers, as well as reflect the environmental, social and governance centric values of the company,” concluded Mr. Kearney.

Segment Results

Tubular Running Services

Tubular Running Services revenue totaled $52.9 million in the third quarter of 2020, compared to $62.3 million in the second quarter of 2020, and $102.3 million in the third quarter of 2019. Both the sequential and year over year decreases were primarily driven by continued customer spending reductions and associated drilling activity declines in response to Covid-19 and depressed oil prices, which were partially offset by improved activity levels in the Caribbean due to rig redeployments.

Segment adjusted EBITDA in the third quarter of 2020 totaled $1.0 million, or 2% of revenue, compared to $4.1 million, or 7% of revenue, in the second quarter of 2020, and $23.9 million, or 23% of revenue, in the third quarter of 2019. The decrease in adjusted EBITDA was due to revenue declines and lower activity levels in most of our operating regions.

Tubulars

Tubulars revenue in the third quarter of 2020 totaled $16.5 million, compared to $8.7 million in the second quarter of 2020, and $12.5 million in the third quarter of 2019. The increase was the result of higher product sales during the quarter in the Gulf of Mexico region and in certain international markets, where the company has placed an expanded focus.

Segment adjusted EBITDA in the third quarter of 2020 totaled $1.8 million, or 11% of revenue, compared to $0.7 million, or 8% of revenue, in the second quarter of 2020, and $0.5 million, or 4% of revenue, in the third quarter of 2019.

Cementing Equipment

Cementing Equipment revenue totaled $15.0 million in the third quarter of 2020, compared to $15.0 million in the second quarter of 2020, and $25.6 million in the third quarter of 2019. The year over year revenue decrease was primarily related to reduced customer activity levels in both the U.S. onshore and offshore markets. During the third quarter, we experienced sequential improvement in the U.S. offshore market, which was primarily offset by continued weakness in U.S. land. International growth in this segment is expected to exceed 35% in 2020 over the prior year partially offsetting significant declines experienced in the U.S. onshore market.

Segment adjusted EBITDA in the third quarter of 2020 totaled $3.4 million, or 23% of revenue, compared to $0.9 million, or 6% of revenue, in the second quarter of 2020, and $3.0 million, or 12% of revenue, in the third quarter of 2019. The sequential increase in third quarter adjusted EBITDA was driven by more profitable international and U.S. offshore activity and reduced operating costs.

Profit Improvement Actions Update

The Company is expecting to realize reductions in its cost structure of more than 25% year over year, which includes approximately $90 million of operational cost savings and $60 million of indirect and SG&A support cost savings.

In the fall of 2019, the Company announced a Profitability Improvement Program ("PIP") with a goal of saving $30 million in 2020 and an additional $15 million in 2021 related to indirect and SG&A savings. We are pleased to share that the cost reductions we expect to achieve specific to those support costs are now expected to yield savings of approximately $60 million in 2020, double the original estimate.

The Company remains focused on improving profitability every quarter and has placed a strong focus on incremental efficiencies that can be gained in 2021. We will be prepared to speak to those incremental 2021 savings in future quarters.

Other Financial Information

Cash expenditures related to property, plant and equipment and intangibles totaled $5.5 million in the third quarter of 2020 as compared to $10.3 million in the second quarter, demonstrating efforts to further reduce capital spending. Year to date capital expenditures have totaled $25.7 million and the Company estimates total capital expenditures for the full year 2020 to be approximately $30 million.

As of September 30, 2020, the Company’s consolidated cash and cash equivalents totaled $205.9 million compared to $192.9 million as of the prior quarter, an improvement of $13.0 million. The Company had no outstanding debt as of quarter end. Company liquidity as of September 30, 2020 totaled $236.1 million, including cash and cash equivalents and $30.2 million of availability under the Company’s credit facility. For the third quarter of 2020, the Company generated operating cash flow of $21.2 million resulting in free cash flow of $15.7 million. For the nine months ended September 30, 2020, the Company generated $25.3 million of operating cash flow.

Income tax expense for the quarter totaled $6.4 million compared to $9.0 million in the second quarter. The decline in income tax expense is due to a change in the geographical mix of income.

The financial measures provided that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Conference Call

The Company will host a conference call to discuss third quarter 2020 results on Tuesday, November 3, 2020 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (800) 708-4540 or (847) 619-6397. The conference call ID number is 49992927. To listen via live webcast, please visit the Investor Relations section of the Company's website,

www.franksinternational.com. A presentation will also be posted on the Company’s website prior to the conference call.

An audio replay of the conference call will be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for a period of approximately 90 days.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 2,400 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 50 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Investor Contact:

Melissa Cougle
investor.info@franksintl.com
281-966-7300

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Revenue:
Services	$66,418	$74,583	$119,572	$246,084	$362,069
Products	17,999	11,518	20,845	47,926	78,410
Total revenue	84,417	86,101	140,417	294,010	440,479

Operating expenses:
Cost of revenue, exclusive of depreciation and amortization
Services	56,574	61,051	86,745	197,005	255,769
Products	13,733	8,286	14,247	36,007	57,850
General and administrative expenses	18,665	22,286	26,921	67,634	96,358
Depreciation and amortization	15,950	17,252	21,482	52,920	70,637
Goodwill impairment	—	—	—	57,146	—
Severance and other charges, net	3,549	5,162	5,222	29,436	6,492
(Gain) loss on disposal of assets	(308)	(650)	603	(898)	984
Operating loss	(23,746)	(27,286)	(14,803)	(145,240)	(47,611)

Other income (expense):
Tax receivable agreement (“TRA”) related adjustments	—	—	—	—	220
Other income, net	109	156	1,620	2,291	2,818
Interest income (expense), net	(93)	178	563	618	1,757
Foreign currency gain (loss)	2,334	1,693	(3,872)	(5,865)	(4,050)
Total other income (expense)	2,350	2,027	(1,689)	(2,956)	745

Loss before income taxes	(21,396)	(25,259)	(16,492)	(148,196)	(46,866)
Income tax expense (benefit)	6,395	8,986	7,297	(182)	20,370
Net loss	$(27,791)	$(34,245)	$(23,789)	$(148,014)	$(67,236)

Loss per common share:
Basic and diluted	$(0.12)	$(0.15)	$(0.11)	$(0.66)	$(0.30)

Weighted average common shares outstanding:
Basic and diluted	226,143	225,853	225,415	225,951	225,043

FRANK’S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Revenue
Tubular Running Services	$52,926	$62,327	$102,277	$204,750	$306,971
Tubulars	16,483	8,741	12,519	37,766	53,510
Cementing Equipment	15,008	15,033	25,621	51,494	79,998
Total	$84,417	$86,101	$140,417	$294,010	$440,479

Segment Adjusted EBITDA:
Tubular Running Services	$982	$4,049	$23,884	$18,336	$67,019
Tubulars	1,806	681	456	3,883	8,502
Cementing Equipment	3,376	886	3,031	6,806	9,854
Corporate	(7,151)	(7,308)	(11,350)	(24,645)	(42,533)
Total	$(987)	$(1,692)	$16,021	$4,380	$42,842

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$205,900	$195,383
Restricted cash	1,524	1,357
Accounts receivables, net	99,821	166,694
Inventories, net	82,817	78,829
Assets held for sale	3,479	13,795
Other current assets	7,584	10,360
Total current assets	401,125	466,418

Property, plant and equipment, net	286,340	328,432
Goodwill	42,785	99,932
Intangible assets, net	8,770	16,971
Deferred tax assets, net	16,874	16,590
Operating lease right-of-use assets	28,108	32,585
Other assets	29,770	33,237
Total assets	$813,772	$994,165

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$91,514	$120,321
Current portion of operating lease liabilities	7,795	7,925
Deferred revenue	144	657
Total current liabilities	99,453	128,903

Deferred tax liabilities	1,418	2,923
Non-current operating lease liabilities	21,656	24,969
Other non-current liabilities	22,802	27,076
Total liabilities	145,329	183,871

Stockholders’ equity:
Common stock	2,863	2,846
Additional paid-in capital	1,085,160	1,075,809
Accumulated deficit	(369,140)	(220,805)
Accumulated other comprehensive loss	(30,560)	(30,298)
Treasury stock	(19,880)	(17,258)
Total stockholders’ equity	668,443	810,294
Total liabilities and equity	$813,772	$994,165

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(148,014)	$(67,236)
Adjustments to reconcile net loss to cash from operating activities
Depreciation and amortization	52,920	70,637
Equity-based compensation expense	8,434	8,238
Goodwill impairment	57,146	—
Loss on asset impairments and retirements	20,532	4,268
Amortization of deferred financing costs	291	274
Deferred tax provision (benefit)	(1,783)	3,887
Provision for (recovery of) bad debts	980	(27)
(Gain) loss on disposal of assets	(898)	984
Changes in fair value of investments	218	(1,935)
Unrealized gain on derivative instruments	—	(349)
Other	(380)	(566)
Changes in operating assets and liabilities
Accounts receivable	63,307	9,872
Inventories	(3,625)	(14,191)
Other current assets	2,567	2,537
Other assets	667	179
Accounts payable and accrued liabilities	(22,486)	(7,844)
Deferred revenue	(513)	110
Other non-current liabilities	(4,048)	(353)
Net cash provided by operating activities	25,315	8,485
Cash flows from investing activities
Purchases of property, plant and equipment and intangibles	(25,722)	(26,979)
Proceeds from sale of assets	7,037	353
Purchase of investments	—	(20,304)
Proceeds from sale of investments	2,832	46,739
Other	(356)	—
Net cash used in investing activities	(16,209)	(191)
Cash flows from financing activities
Repayments of borrowings	—	(5,110)
Treasury shares withheld for taxes	(1,125)	(1,874)
Treasury share repurchase	(1,498)	—
Proceeds from the issuance of ESPP shares	934	1,752
Deferred financing costs	—	(184)
Net cash used in financing activities	(1,689)	(5,416)
Effect of exchange rate changes on cash	3,267	2,684
Net increase in cash, cash equivalents and restricted cash	10,684	5,562
Cash, cash equivalents and restricted cash at beginning of period	196,740	186,212
Cash, cash equivalents and restricted cash at end of period	$207,424	$191,774

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, including Covid-19, the continuation of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, the length of time it will take for the United States and the rest of the world to slow the spread of the Covid-19 virus to the point where applicable authorities are comfortable easing current restrictions on various commercial and economic activities, future actions of foreign oil producers such as Saudi Arabia and Russia and the risk that they take actions that will prolong or exacerbate the current over-supply of crude oil, the timing, pace and extent of an economic recovery in the United States and elsewhere, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC and the additional factors discussed or referenced in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines adjusted net loss as net loss before goodwill impairment and severance and other charges, net, net of tax. The Company defines adjusted net loss per share as net loss before goodwill impairment and severance and other charges, net, net of tax, divided by diluted weighted average common shares. The Company defines free cash flow as net cash provided by (used in) operating activities less purchases of property, plant and equipment and intangibles. The Company defines adjusted EBITDA as net income (loss) before interest income, net, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, the effects of the tax receivable agreement, unrealized and realized gains or losses and other non-cash adjustments and other charges or credits. The Company uses adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization), income tax, foreign currency exchange rates and other charges and credits. The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Revenue	$84,417	$86,101	$140,417	$294,010	$440,479

Net loss	$(27,791)	$(34,245)	$(23,789)	$(148,014)	$(67,236)
Goodwill impairment	—	—	—	57,146	—
Severance and other charges, net	3,549	5,162	5,222	29,436	6,492
Interest (income) expense, net	93	(178)	(563)	(618)	(1,757)
Depreciation and amortization	15,950	17,252	21,482	52,920	70,637
Income tax expense (benefit)	6,395	8,986	7,297	(182)	20,370
(Gain) loss on disposal of assets	(308)	(650)	603	(898)	984
Foreign currency (gain) loss	(2,334)	(1,693)	3,872	5,865	4,050
TRA related adjustments	—	—	—	—	(220)
Charges and credits (1)	3,459	3,674	1,897	8,725	9,522
Adjusted EBITDA	$(987)	$(1,692)	$16,021	$4,380	$42,842
Adjusted EBITDA margin	(1.2)%	(2.0)%	11.4%	1.5%	9.7%

(1)    Comprised of Equity-based compensation expense (for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019: $2,773, $3,515 and $2,647, respectively, and for the nine months ended September 30, 2020 and 2019: $8,434 and $8,238, respectively), Unrealized and realized (gains) losses (for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019: $113, $111 and $(1,382), respectively, and for the nine months ended September 30, 2020 and 2019: $(1,480) and $(2,073), respectively) and Investigation-related matters (for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019: $573, $48 and $632, respectively, and for the nine months ended September 30, 2020 and 2019: $1,771 and $3,357, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Segment Adjusted EBITDA:
Tubular Running Services	$982	$4,049	$23,884	$18,336	$67,019
Tubulars	1,806	681	456	3,883	8,502
Cementing Equipment	3,376	886	3,031	6,806	9,854
Corporate	(7,151)	(7,308)	(11,350)	(24,645)	(42,533)
	(987)	(1,692)	16,021	4,380	42,842
Goodwill impairment	—	—	—	(57,146)	—
Severance and other charges, net	(3,549)	(5,162)	(5,222)	(29,436)	(6,492)
Interest income (expense), net	(93)	178	563	618	1,757
Depreciation and amortization	(15,950)	(17,252)	(21,482)	(52,920)	(70,637)
Income tax (expense) benefit	(6,395)	(8,986)	(7,297)	182	(20,370)
Gain (loss) on disposal of assets	308	650	(603)	898	(984)
Foreign currency gain (loss)	2,334	1,693	(3,872)	(5,865)	(4,050)
TRA related adjustments	—	—	—	—	220
Charges and credits (1)	(3,459)	(3,674)	(1,897)	(8,725)	(9,522)
Net loss	$(27,791)	$(34,245)	$(23,789)	$(148,014)	$(67,236)

(1)    Comprised of Equity-based compensation expense (for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019: $2,773, $3,515 and $2,647, respectively, and for the nine months ended September 30, 2020 and 2019: $8,434 and $8,238, respectively), Unrealized and realized gains (losses) (for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019: $(113), $(111) and $1,382, respectively, and for the nine months ended September 30, 2020 and 2019: $1,480 and $2,073, respectively) and Investigation-related matters (for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019: $573, $48 and $632, respectively, and for the nine months ended September 30, 2020 and 2019: $1,771 and $3,357, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

FREE CASH FLOW RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Net cash provided by operating activities	$21,169	$26,398	$25,874	$25,315	$8,485
Less: purchases of property, plant and equipment and intangibles	5,463	10,291	9,739	25,722	26,979
Free cash flow	$15,706	$16,107	$16,135	$(407)	$(18,494)

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Net loss	$(27,791)	$(34,245)	$(23,789)	$(148,014)	$(67,236)
Goodwill impairment (net of tax)	—	—	—	55,740	—
Severance and other charges, net (net of tax)	4,889	4,937	5,425	30,181	6,492
Net loss excluding certain items	$(22,902)	$(29,308)	$(18,364)	$(62,093)	$(60,744)

Loss per diluted share	$(0.12)	$(0.15)	$(0.11)	$(0.66)	$(0.30)
Goodwill impairment (net of tax)	—	—	—	0.25	—
Severance and other charges, net (net of tax)	0.02	0.02	0.02	0.13	0.03
Loss per diluted share excluding certain items	$(0.10)	$(0.13)	$(0.09)	$(0.28)	$(0.27)